Exhibit 1A-2A

September 24, 2025 SKYLER STEELE 2307 N. FLORIDA AVE TAMPA, FL 33602 US I~~ < ~ Coo "''t:.1?" FLORIDA DEPARTMENT OF STATE Division of Corporations Re: Document Number P23000063171 The Amended and Restated Articles of Incorporation for ALTERNATIVE CANNING SOLUTIONS INC., a Florida corporation, were filed on September 24, 2025. Should you have any questions concerning this matter, please telephone (850) 245-6050, the Amendment Filing Section. Summer Chatham Supervisor Division of Corporations Letter Number: 225A00021541 www.sunbiz.org Division of Corporations -P.O. BOX 6327 -Tallahassee, Florida 32314 ---

\ I \ --,-~ ?u UJ,IVO'lfL-tlB96-441C-8731-8E102C64621E AMENDED AND REST A TED ARTICLES OF INCORPORATION OF ALTERNATIVE CANNING SOLUTIONS, INC. a Florida corporation Purs ? c ration Act ( .. FBC A"). 1\1 uan'. Lo Sections 607. I 003 and 607. I 007 or the Florida Bus111ess or?o .. . · 11 that· ternattve C . . . I ··c rporauon ). cer t1 ,cs ' ? annIng Solutions. Inc .. a Florida corporalIon (t 1c 0 These A . ? I IV and Article VII of thc C I~1ended and Restated Articles or Incorporation amend Arlie c ' 1 ?. ·d ,ount of orporat,on ?. A . I . ? ase the aut ,orw.: an s rtIc cs of Incorporation. as amended to date. to 111cre, . . . d' , shares to d ,r . k t ·classily the oulslan ing ? e inc the authorized classes or shares or capital stoc ? ? 0 n.: ' . , t shares or . · 1 . --d 1 , , ? to restate the cu1 n.:n .. capita stock from one class into the two classes dcf Im: ,crem. Of lice rs an i o· ? · ? ·t ? ·ntin:ty ( ,rectors. and to restate the Articles ol lncorporallon 111 1 s c ? The Board 1-o· . . . ?·) d I ?idoptcc.l resolutions 0 ,rectors ol the Corporation {the .. 13oarc.l ol D1redors u Y ' ?. ·c.1 proposing to . d d . . ? 1-I ? .? rp')r·111·011 declaring sa, ? c1men an restate the /\rt1clcs ol lncorpora1Ion o t 1Is co ' ' ? . . amendment and restatement lo he advisable and in the best interests of this Corporation and ns_ st0ckholders. and authorizing the appropriate otfa:ers or this corporation to solicit the con_sent 01 th~ stockhol<lers. The amen<lments contained herein require the approval or the holders 01 shares 01 the Common Stock or the Corporation. and the shareholders or the Corporation approved such amendments hy wriltrn consent dated Seplemher '.D. 2025. The number or votes caSt. !'or the amendments was sul'lieient for approval hy the lwl<lers or Common Stock or the Corporation. Fl RST: The name or the Corporation is Alternative Canning Solutions. Inc. Articles or Incorporation were liled with the Sern:lary or State ol'Florida on August 29. 2023. Dm:u1m:nt No. f>:23000063I7I. SECOND: Amen<led and n:stated articles or incorporation \\'ere adopted hy all or the directors and a majority or the holders or the \'oling stock or the Corporation pursuant Ill sections (107.0821 and (107.0704 or the Florida lh1siness ( 'orporation /\cl on April 30. 2025. The number or \'Oles cast for the amendment lo lhl' Corporation· s Articles or I ncorporntion \\'as su l'licient li1r apprn\'al. lf IIRI>: 1'11c text or the Articles or Incorporation or this ( \1rpma1ion is hereby amended and restated in its entirety hi read as liilhl\\s: ARTICLE I: NAME f'hc name or thi:-. ( 'orporation is t\ltcrnati\'C ( ·anni11g Solutions. Inc. :--~ r-· ~ r c,, . !:;J -Alfl'IC'U: II: TERM ... f\J . ~ (.,~ .t:-(., n-, (. ho .~, ~ . (. c5 "'I) ... ,-_ .. I -.&:-?-? ..,_,

...D5100472-8B96-441C-8731-8E1D2C64621E

ARTICLE III: PURPOSE

The Corporation may transact any and all lawful business for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE IV: PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 105 Akron Drive, Winston-Salem, NC 27105.

ARTICLE V: CAPITAL STOCK

SECTION 1:

A. **Authorization of Shares.** The total number of shares of stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares. The Corporation is authorized to issue two classes of stock to be designated, respectfully, "**Common Stock**" and "**Preferred Stock**". The total number of shares of Common Stock that this Corporation shall have authority to issue is Twenty Nine Million Five Hundred Thousand (29,500,000) shares, each with a par value of $0.0001. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Twenty Million Five Hundred Thousand (20,500,000) shares, each with a par value of $0.0001, of which Twenty Million Five Hundred Thousand (20,500,000) shares are designated as "**Class A Preferred Stock**.

The authorized number of shares of any class of capital stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote on the matter and, except as may otherwise be provided in these Articles of Incorporation, as they may be amended from time-to-time.

SECTION 2:

A. COMMON STOCK

1. Voting Rights. The holder of each share of Common Stock shall have the right to ten (10) votes for each such share, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

2. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

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3. Liquidation Rights. Upon the liquidation, dissolution or winding up of this Corporation, the assets of this Corporation shall be distributed as provided in Section 2(D) of Article V hereof.

4. Redemption. The Common Stock is not redeemable at the option of the holder.

5. Preemptive Rights. Each shareholder shall have preemptive rights to purchase any shares of any class of stock of the Corporation hereafter issued or any securities exchangeable for or convertible into any such shares or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire any such shares. Any shares, securities, warrants or other instruments offered to shareholders of the Corporation under their preemptive rights shall be offered to those shareholders in proportion to their holdings of stock of the Corporation. Any shares, securities, warrants or other instruments offered to the shareholders under their preemptive rights and not purchased by any shareholder shall again be offered to those shareholders who have exercised their preemptive rights, in proportion to their stock ownership of the Corporation. If the shareholders do not exercise their preemptive rights, the Corporation may sell any such shares, securities, warrants or other instruments still unsold in any other manner permitted by these Articles of Incorporation and applicable Federal and State laws.

B. PREFERRED STOCK

1. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued and undesignated shares of Preferred Stock, for one or more classes of Preferred Stock. The first class of Preferred Stock shall be designated as Class A Preferred Stock. Before any shares of any such class are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

   1. the designation of such class, the number of shares to constitute such class, and the stated value thereof if different from the par value thereof;

   2. whether the shares of such class shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

   3. the dividends, if any, payable on such class, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation that such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

   4. whether the shares of such class shall be subject to redemption by the Corporation, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares

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of such class are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

5. the amount or amounts payable upon shares of such class upon, and the rights of the holders of such class in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation, and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes or class of stock;

6. whether the shares of such class shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

7. whether the shares of such class shall be convertible into, or exchangeable for, shares of stock of any other class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

8. the limitations and restrictions, if any, to be effective while any shares of such class are outstanding upon the payments of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

9. the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or of any other series of this class; and

10. any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative, participating, options and other special rights of each class of preferred stock, and the qualifications, limitations of restrictions thereof, if any, may differ from those of any and all other classes at any time outstanding. All shares of any one class of preferred stock shall be identical in all respects with all other shares of such class, except that shares of any one class issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative. The Board may increase the number of shares of the Preferred Stock designated for any existing class, adding to such class authorized but unissued shares of the Preferred Stock not designated to any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by

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resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

C. CLASS A PREFERRED STOCK

1. Voting Rights: The holders of the Class A Preferred Stock are entitled to one (1) vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). Except as otherwise provided in this Certificate of Incorporation or as required by the FBCA, the holders of shares of Preferred Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation. In the event that the holders of shares of Common Stock are entitled to vote, such holders of shares of Preferred Stock shall vote together with the holders of shares of Common Stock as one class on such eligible matters submitted to a vote of shareholders of the Corporation. Except as expressly provided by the Articles or as provided by law, the holders of Class A Preferred Stock shall be entitled to notice of all shareholders' meetings in accordance with the Bylaws of the Corporation.

2. Voting for the Election of Directors. For so long as at least 450,000 shares of Class A Preferred Stock shall be outstanding, the holders of Class A Preferred Stock shall have the right (by vote or written consent, as provided by law), voting together as a separate class, to elect one (1) director to the Board of Directors. This Corporation shall not, without first obtaining the approval (by vote or consent as provided by law) of the holders of two-thirds (2/3) of the total number of shares of Class A Preferred Stock then outstanding, increase or decrease the authorized number of directors of this Corporation. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as- converted basis) shall be entitled to elect any remaining directors of this Corporation.

3. Protective Provisions. This Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of Class A Preferred Stock:

   a. consummate a Liquidation Event;

   b. authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on parity with, the Class A Preferred Stock with respect to dividends, liquidation, or voting, other than the issuance of any authorized but unissued shares of Class A Preferred Stock designated in these Amended and Restated Articles of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

   c. amend this Corporation's Articles of Incorporation or bylaws to materially adversely affect the rights, preferences and privileges of any class of Preferred

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Stock;

d. increase or decrease the authorized number of directors of this Corporation.

e. create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Class A Preferred Stock with respect to its rights, preferences and privileges, or (ii) increase the authorized number of shares of any class or series of capital stock of the Corporation (other than the Class A Preferred Stock) unless the same ranks junior to the Class A Preferred Stock with respect to its rights, preferences and privileges;

f. purchase or redeem (or permit any subsidiary to purchase or redeem), or authorize, pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Class A Preferred Stock as expressly authorized herein and (iii) repurchases of stock owned by current or former employees of the Corporation or any of its subsidiaries or other service providers pursuant to contractual rights of first refusal;

g. remove or replace or hire any new person to serve as the Chief Executive Officer or President of the Corporation other than for cause; or

h. change the nature of the Corporation's business operations or that of any of its subsidiaries.

4. Dividend Provisions.

a. The holders of shares of Class A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock of this Corporation, at the discretion of the Board, payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Class A Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 2(B)4 upon the affirmative vote or written consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate class). Such dividends shall not be cumulative.

b. So long as any shares of Class A Preferred Stock are outstanding, this Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth above on the Class A Preferred Stock shall have been paid or declared and set apart.

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5. Preemptive Rights. The Class A Preferred Stock has the preemptive rights stated above in Section 2(A)(5).

6. Redemption. The Class A Preferred Stock is not redeemable at the option of the holder.

D. LIQUIDATION

a. Preference. In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Class A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the "Proceeds") to the holders of the Common Stock by reason of their ownership thereof, a liquidation preference of the holders initial investment amount, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Class A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Stock and Common Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a).

b. Remaining Assets. Upon the completion of the distribution required by subsection (a), any remaining Proceeds available for distribution to shareholders shall be distributed among the holders Common Stock pro rata, based on the number of Shares held by each Common Stockholder. If the remaining Proceeds shall be insufficient to permit the payment to the holders of the Class A Preferred Stock and Common Stock of the full preferential amounts set forth in this subsection (b), then the entire remaining Proceeds legally available for distribution shall be distributed ratably among the holders of Class A Preferred Stock and Common Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

(i) Upon completion of the distribution required by subsection (a) and (b) of this Article V Section 2(D), all of the remaining Proceeds available for distribution to shareholders shall be distributed among the holders of Preferred Shares and Common Stock pro rata based on the number of shares of held by each.

c. Deemed Liquidation. (i) For purposes of this Section 2(D), a "Liquidation Event" shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this Corporation's assets, (B) the consummation of the merger or consolidation of this Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of thi Corporation or the surviving or acquiring entity), (C) the closing of the transfer (whethe by merger, consolidation or otherwise), in one transaction or a series of relate transactions, to a person or group of affiliated persons (other than an underwriter of th Corporation's securities), of this Corporation's securities if, after such closing, su person or group of affiliated persons would hold 50% or more of the outstanding voti stock of this Corporation or (D) a liquidation, dissolution or winding up of t Corporation; provided, however, that a transaction shall not constitute a Liquidati Event if its sole purpose is to change the state of this Corporation's incorporation o

I. cause such closing to h~? postponed until such time as the Sc~·tion ~(I)) ha\e heen complied \\ith; or II. cancel such transaction. in \\ hich e\'cnt the rights. preli:rc1

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the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(D)(f) hereof.

f. Notice of Liquidation Transaction. This Corporation shall give each holder of record of Preferred Shares written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2(D), and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that (i) are entitled to such notice rights or similar notice rights and (ii) represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock. The holders of the outstanding Preferred Stock can waive the notice requirements described in this subsection (iv) upon the affirmative vote or written consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate class, and on an as-converted basis).

ARTICLE VI: DIRECTORS AND OFFICERS

1. Number of Directors: The number of directors of the Corporation shall be the number from time to time fixed by the shareholders and the directors, in accordance with the provisions of the bylaws of the Corporation, but at no time shall the number of directors be less than one.

2. The officers and directors of the Corporation are:

Officers

- Jerry Cox, Chief Executive Officer
  105 Akron Dr.
  Winston Salem, NC 27105

- Jenny Buettner, Chief Operating Officer
  5412 Bolsa Ave Ste 103
  Huntington Beach, CA 92649

- Shereen Zernickow, Chief Financial Officer
  5412 Bolsa Ave Ste 103
  Huntington Beach , CA 92649

FILED
2025 SEP 24 AM 10: 14
TALLAHASSEE, FL

Directors

- Bhavesh Patel, Chairman
  8 Jeremy Court
  Somerset, NJ 08873

- Jerry R. Cox, Director
  105 Akron Drive
  Winston-Salem, NC 27105

- Jenny Buettner, Director
  5412 Bolsa Ave Ste 103
  Huntington Beach, CA 92649

- STRATEGIC INVESTMENT CONSORTIUM (Catherine Garrido) Director
  1309 Coffeen Avenue Ste 1200
  Sheridan, WY 82801

- Neil Patel, Director
  4262 Montezuma Crse
  Liverpool, NY13090

ARTICLE VII: BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Florida, the board of directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation.

ARTICLE VIII: INDEMNIFICATION

The Corporation shall indemnify any present officer or director, or person exercising powers and duties of an officer or a director, to the full extent now or hereafter permitted by law.

ARTICLE IX:

These Articles of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Florida, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Hillsborough County (or the appropriate Florida federal court) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Corporation to the Corporation or the Corporation's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Florida Statutes or the Corporation's Amended and Restated Articles of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

ARTICLE X: REGISTERED AGENT AND OFFICE ;r\\c S\rtet address of the registered agent of the Corporation shall be Creadores Holdings. LLC, 350 tincoln Rd ?? Miami Beach, FL, 33139. and the registered agent of the Corporation at such ddtess shall be Felipe Lopez. uties and responsibilities as registe

The foregoing First Amended and Restated Articles of Incorporation have been duly adopted by this Corporation's Board of Directors and shareholders in accordance with the applicable provisions of the Florida Business Corporations Act.

The undersigned, being the Chief Executive Officer for the purpose of filing this Certificate with the State of Florida and in pursuance of the general corporation law of the State of Florida does make and file this Certificate hereby declaring and certifying the facts above stated are true and, accordingly has set his hand this 23 day of September 2025.

DocuSigned by:

By: Jerry Cox ______________________________ Authorized Officer

Name: Jerry Cox

Title: Chief Executive Officer

FILED
2025 SEP 24 AM 10: 14
SECRETARY OF STATE
TALLAHASSEE, FL